EXHIBIT 99.1

AntriaBio Initiates Effort to Raise up to $12 Million in a Private Placement

Menlo Park, CA – July 1, 2013 – AntriaBio, Inc. (OTCQB: ANTB), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of diabetes, announced today that as result of expressions of interest from potential investors, it intends to raise up to $12 million as part of a private placement of common stock.

The proceeds from the private placement will be used for general operations including allowing the company to enter into a lease for a facility in the Denver, Colorado area where the company anticipates needing to invest in a cGMP manufacturing unit.

AntriaBio’s lead product candidate, AB101, is an injectable once-a-week basal insulin for Type 1 and Type 2 diabetes.  AntriaBio has previously conducted pre-clinical work in animals that demonstrate AB101’s desirable insulin release profile.  Once the company has established operations, it will prepare to advance AB101 in a clinical development program in Russia.
 No definitive agreement with respect to any transaction discussed in this press release has been reached and there can be no assurances that any transaction discussed in this press release or otherwise will occur.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor there any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About AntriaBio, Inc.

AntriaBio is a biopharmaceutical company focused on developing novel therapeutic products for the diabetes market. AntriaBio’s development strategy combines FDA-approved pharmaceutical agents with its proprietary delivery technology. AntriaBio’s lead product candidate is AB101, an injectable once-a-week basal insulin for Type 1 and Type 2 diabetes.

For more information visit: www.antriabio.com

Contact

Jamie Spring
AntriaBio, Inc.
jspring@antriabio.com
info@antriabio.com

AntriaBio, Inc. | 890 Santa Cruz Avenue | Menlo Park, CA 94025 | 650-241-9330 | info@antriabio.com

Safe Harbor

This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. | 890 Santa Cruz Avenue | Menlo Park, CA 94025 | 650-241-9330 | info@antriabio.com